Exhibit 3.73
As Amended, As of September 15, 2000
ARTICLES OF INCORPORATION
OF
KRBE RADIO, INC.
* * * * *
The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of incorporation for such corporation:
ARTICLE ONE
The name of the corporation is KRBE Radio, Inc.
ARTICLE TWO
The period of its duration is perpetual.
ARTICLE THREE
The purpose or purposes for which the corporation is organized are:
To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
ARTICLE FOUR
The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) of the par value of One Dollar ($1.00) each.
ARTICLE FIVE
The corporation will not commence business until it has received for the issuance of its shares consideration of the value of Twenty Thousand Dollars ($20,000.00), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

ARTICLE SIX
The street address of its initial registered office is c/o C T Corporation System, 811 Dallas Avenue, Houston, Texas 77002, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.
ARTICLE SEVEN
The number of directors of the corporation may be fixed by the by-laws.
The number of directors constituting the initial board of directors is Five (5), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

NAME	ADDRESS

Louis J. Appell, Jr.	140 E. Market Street York, PA 17401

Arthur W. Carlson	140 E. Market Street York, PA 17401

Peter B. Brubaker	140 E. Market Street York, PA 17401

John L. Finlayson	140.E. Market Street York, PA 17401

Craig W. Bremer	140 E. Market Street York, PA 17401
ARTICLE EIGHT
The names and addresses of the incorporator is:
NAMES             ADDRESSES
John McDevitt   123 South Broad Street
Philadelphia, PA 19109
IN WITNESS WHEREOF, we have hereunto set out hands this 18th day of November, 1986.
/s/ John McDevitt
JOHN McDEVITT